Exhibit 99.1

Pernix Group, Inc. Announces First Quarter 2015 Financial Results

Results Reflect Improved Backlog and Revenue Diversification

LOMBARD, IL — May 8, 2015 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the first quarter ended March 31, 2015.

Financial Highlights — All figures are in U.S. dollars; comparisons of performance are made between Q1 2015 and Q1 2014 unless otherwise specified.

Revenue and Backlog

•                  Total revenue of $10.6 million

•                  Construction revenue of $9.3 million

•                  Power Generation revenue remained consistent $1.3 million

•                  Revenue generated from nine contracts, a 13% increase in the number of revenue generating projects reflecting continued diversification of customer base and project profiles domestically and abroad

•                  Backlog of $27.7 million, an increase of 29% since December 31, 2014

Operating Results

•                  Gross profit decreased 78% from $3.9 million to $0.9 million

•                  Compensation expense increased $0.6 million as the Company hired key Construction and Power personnel in anticipation of continued portfolio expansion

Liquidity and Balance Sheet

•                  Cash and cash equivalents decreased 52% to $5.9 million

•                  The Company remains debt free

Financial Review

The Company generated consolidated revenue in the first quarter of 2015 of $10.6 million, as compared to $15.0 million in the comparable period of 2014. Construction segment revenue declined from $13.6 million to $9.3 million, due primarily to substantial completion of the Bagdad Diplomatic Support Center at the Sather Air Base (Sather) project in early 2014 and reduced activity at the Niger Embassy rehabilitation project and Freetown Embassy rainwater (Freetown) project.

Increase in revenue were generated by a higher level of activity on the Texas A&M University Engineering Activities Building and the Engineering Research Building along with our work at the Kinoya Power Station expansion project in Fiji.

Power segment revenue remained consistent period over period at approximately $1.3 million. During the quarter, there was higher demand for power at our plants in Fiji, offset by lower fees at our Vanuatu operations.

Gross profit decreased $3.0 million to $0.9 million in the first quarter of 2015 as compared to the comparable period in 2014 due to the completion of the Sather project as noted above and project delays and re-deployment costs due to the Ebola virus in Sierra Leone which impacted the Freetown project.

Net income (loss) attributable to Pernix common shareholders was ($2.0) million and $0.2 million for the first quarter of 2015 and 2014, respectively, reflecting lower construction revenue and gross profit and higher general and administrative expenses. Basic and diluted earnings (loss) per share was $(.23) and $.01 for the first quarter of 2015 and 2014, respectively.

“We are making excellent progress on our new projects. No matter the size of contract, every project receives management’s utmost attention in order to maintain our excellent record of customer satisfaction, quality and safety. Due to customer delays in project awards our current backlog is unusually low. These delays have been out of our control.  Nonetheless, we continue to execute on our plan and I am confident that we will achieve our revenue and cash flow targets for the rest of the year,” commented Nidal Z. Zayed, President and CEO of Pernix Group.

Mr. Zayed continued by saying that “Our shareholders and major investors are committed to providing significant support and financial resources necessary to execute our plan. Our investors are fully aligned with Management and the Board with respect to the direction and anticipated results for the year. I believe this year will be transformational for Pernix.”

Don Gunther, Chairman of the Board and Former President and Vice Chairman of the Bechtel Group stated, “Last month the Board met with our major shareholders who made clear their significant support for Management and direction the Company is taking. Significant initiatives are under way which when realized will catapult Pernix to the next level. These are exciting times for the Company and the Board has tremendous and undying confidence in Nidal and his team.”

The Company filed its Form 10-Q with the Securities and Exchange Commission on May 8, 2015, which incorporates its unaudited condensed consolidated financial statements and notes thereto for the quarter ended March 31, 2015.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com